Exhibit 99.1

For Release: July 18, 2006	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports Record Net Income of $23.0 Million

for Fiscal 2006, Up 21.7% over prior year

Highlights

•	Fiscal year 2006 net income and core earnings reached record levels; net income was $23.0 million, up 21.7% and core earnings were $24.5 million up 14.6%.

•	Fiscal 2006 earnings per share and core earnings per share also reached record levels; diluted EPS was $1.55 up 19.2% and core diluted EPS was $1.65 up 13.0% over the prior year.

•	The acquisition of Northern Savings completed June 27, 2006, added approximately $360 million in assets and accounted for 14.3% in asset growth for the year.

•	Organic asset growth was $256 million and contributed 10.3% of the total annual asset growth of 24.6%.

•	Net charge-offs to average loans were 0.12% for the current year.

•	Commercial loans grew 19.6% during the year. Organic growth accounted for 15.4% and the Northern acquisition 4.2%.

•	The Board of Directors declared a $0.14 per share cash dividend.

Summary

Warren, Ohio — July 18, 2006 — First Place Financial Corp. (Nasdaq: FPFC) reported record net income of $23.0 million for the year ended June 30, 2006, compared with $18.9 million for the year ended June 30, 2005, an increase of 21.7%. Diluted earnings per share were $1.55 for the current year compared with $1.30 for the prior year, an increase of 19.2%. Return on average equity for the current year was 9.32% compared with 8.29% for the prior year. On June 27, 2006, First Place completed its acquisition of The Northern Savings & Loan Company of Elyria, Ohio. As of the date of the acquisition, Northern Savings had approximately $360 million in assets and operated seven retail branches and one loan production office in Lorain County, Ohio.

Net income for the three months ended June 30, 2006, was $4.5 million compared with $6.3 million for the three months ended March 31, 2006 and $6.0 million for the three months ended June 30, 2005. The primary reasons for the decline in the current quarter compared with the preceding quarter and the prior year quarter were $2.2 million of merger costs which were expensed as of the date of the acquisition and $0.6 million in provision for loan losses, which was recorded to reflect a change in the approach to managing credit issues at Northern Savings and to conform Northern’s credit policies and practices to First Place’s. The $2.2 million of merger costs were

$1.4 million, net of tax, and represented $0.10 per diluted share. The $0.6 million provision was $0.4 million, net of tax, and represented $0.03 per diluted share. Diluted earnings per share for the current quarter were $0.30 compared with $0.43 for the preceding quarter and $0.41 for the prior year quarter.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that excludes certain unusual or nonrecurring items of revenue or expense. Core earnings in the current quarter do not include the $1.4 million of after tax charges for merger costs. Core earnings were identical to GAAP earnings for the preceding quarter and the prior year quarter. Core earnings for the current year also exclude the previously mentioned $1.4 million after tax charge for merger costs. Core earnings in the prior year exclude a $3.4 million after tax charge for the impairment of securities and a $1.0 million tax-free credit for life insurance proceeds.

Core earnings for the year ended June 30, 2006, were $24.5 million compared with $21.3 million for the year ended June 30, 2005, or an increase of 14.6%. Core diluted earnings per share were $1.65 for the current year compared with $1.46 for the prior year, an increase of 13.0%. Core return on average equity for the current year was 9.89% compared with 9.36% for the prior year. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures on page four of this release and the Reconciliation of GAAP Net Income to Core Earnings on page eight.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are extremely proud to be able to announce new record levels of earnings for the year whether measured by GAAP net income or core earnings. In spite of the challenges of a flattening yield curve and tough local competition for loans, we were able to achieve double digit percentage increases in net income, core earnings and organic asset growth. Our current quarter results reflect an investment in future growth potential in the form of $2.2 million in merger costs and the $0.6 million in provision for loan losses related to the Northern Savings acquisition. On an after tax basis these costs reduced our current quarter earnings by $1.8 million or $0.12 per share. However, we believe this acquisition was an excellent use of our resources to expand our presence in Lorain County and the Greater Cleveland Ohio area. We look forward to bringing expanded community banking services and products to Northern’s existing customers and expanding our franchise into Western Cuyahoga County.”

Revenue

Net interest income for the fourth quarter of fiscal 2006 was $20.3 million, an increase of 5.8% over the fourth quarter of fiscal 2005. This increase was the result of the benefit of an 8.1% increase in average earning assets from the fourth quarter of fiscal 2006 compared with the fourth quarter of fiscal 2005 partially offset by a decline in the net interest margin to 3.29% from 3.35% over the same periods. The continued flattening and occasional inversion of the yield curve has put downward pressure on the net interest margin.

Noninterest income for the fourth quarter of fiscal 2006 was $7.4 million, an increase of $1.3 million or 21.4% over the same period in the prior year. This increase was primarily due to a $0.7 million increase in income related to loan servicing and a $0.6 million increase in other income-bank partially offset by a decline of $0.3 million in gain on sale of loans. Resolution of certain contingencies in the March 2006 sale of servicing rights resulted in additional gain of $0.3 million, and slower payoff rates on serviced loans resulted in $0.4 additional income from loan servicing. Other income-bank also increased due to a $0.4 million gain from recognizing an equity interest in a credit card servicer resulting from a conversion to the stock form of ownership.

Net gains on sale of loans was $1.2 million for the quarter ended June 30, 2006 a $0.3 million or 20.0% decline from a gain of $1.5 million for the quarter ended June 30, 2005. The decrease in gain was due to a decrease in the volume of loans sold to $208 million for the current quarter compared with $338 million for the same quarter in the prior year.

Noninterest Expense

Noninterest expense for the fourth quarter of fiscal year 2006 was $18.8 million, an increase of $2.8 million or 17.2% compared with the fourth quarter of fiscal year 2005. The predominant cause of this increase was $2.2 million in expenses for merger, restructuring and integration costs related to the Northern Savings acquisition. These costs were $0.10 per diluted share after including the impact of federal income taxes. The remainder of the increase was due to a $0.5 million increase in franchise taxes. Noninterest expense as a percent of average assets was 2.79% for the quarter ended June 30, 2006 up from 2.58% for the preceding quarter and 2.58% from the same quarter in the prior year. The efficiency ratio for the quarter ended June 30, 2006 was 67.3%, up from 61.6% in the preceding quarter and 63.1% in the prior year quarter. The unfavorable change in both of theses ratios was due to the $2.2 million of merger charges recorded in the current quarter.

Excluding current quarter merger charges, core noninterest expense for the current quarter was $16.6 million, compared with $16.7 million in the preceding quarter and $16.0 million in the same quarter in the prior year. Core noninterest expense as a percent of average assets for the quarter ended June 30, 2006 was 2.47% down from 2.58% for the preceding quarter and from 2.58% for the same quarter in the prior year. Similar improvement occurred in the core efficiency ratio for the quarter ended June 30, 2006, which was 59.5%, down from 61.6% in the preceding quarter and down from 63.1% in the same quarter in the prior year. Mr. Lewis added, “We continue to make steady progress in controlling noninterest expense by growing those expenses more slowly than we are growing assets. We anticipate additional efficiencies with the integration of Northern Savings into our existing system. However, this integration will not be fully complete until data processing systems are integrated during the first quarter of calendar 2007.”

Asset Quality

Nonperforming assets were $20.7 million at June 30, 2006, or 0.66% of total assets compared with $19.9 million or 0.75% of total assets at March 31, 2006. Net charge-offs for the quarter ended June 30, 2006 were $0.7 million compared with $0.5 million for the quarter ended March 31, 2006. That represented an annualized ratio of net charge-offs to average loans of 0.13% for the fourth fiscal quarter of fiscal 2006 compared with 0.09% for the third quarter of fiscal 2006. For fiscal 2006 the ratio of net charge-offs to average loans was 0.12% compared with 0.11% for the prior year. The allowance for loan losses increased $2.1 million to $22.3 million at June 30, 2006, from $20.2 million at March 31, 2006. The increase was composed of $0.5 million existing allowance acquired with Northern Savings, net charge-offs of $0.7 million, a provision for loan losses of $1.7 million related to First Place loans and a $0.6 million provision for loan losses related to Northern Savings loans. The $0.6 million in provision for loans losses was recorded to reflect a change in the approach to managing credit issues at Northern Savings and to conform Northern Savings’ credit policies and practices to First Place’s. The ratio of the allowance for loan losses to total loans was 0.95% at June 30, 2006, down from 0.98% at March 31, 2006 and is reflective of the addition of Northern Savings loans which contain a low level of nonperforming loans and low level of charge-offs historically. Mr. Lewis noted that, “The current year ratio of net charge-offs to average loans of 0.12% is excellent. I congratulate our personnel in the credit and collection functions on these results.”

Balance Sheet Activity

Assets were $3.113 billion at June 30, 2006, an increase of $466 million during the fourth quarter of fiscal 2006 and $614 million for all of fiscal 2006, both primarily due to the addition of $360 million in assets from the Northern Savings acquisition. Organic asset growth for the fiscal year was $256 million or 10.3% contributing to an overall asset growth of 24.6%. Portfolio loans totaled $2.351 billion at June 30, 2006, an increase of $520 million from June 30, 2005, or growth of 28.4%. Organic growth accounted for $338 million or 18.5% while the Northern Savings acquisition accounted for the remaining $182 million or 9.9%. Northern Savings’ loan portfolio of $182 million was predominately mortgage loans accounting for the increase in mortgage and construction loans as a percent of total loans and the decrease of commercial and consumer loans as a percent of total loans. Commercial loans increased $140 million during the fiscal year, or 19.6%, to $856 million including $30 million in commercial loans acquired. Commercial loans now account for 36.4% of the loan portfolio. During the fiscal year, mortgage and construction loans increased $318 million, or 39.4% to $1.124 billion including $147 million of loans acquired. Consumer loans increased $61 million during the fiscal year or 20.0% to $371 million including $5 million of loans acquired.

Deposits totaled $2.061 billion at June 30, 2006, an increase of $351 million since June 30, 2005. This increase was composed of $254 million from the acquisition of Northern Savings, a $114 million increase in retail deposits and a $17 million decrease in brokered deposits. Organic growth of retail deposits was 7.1% during the current fiscal year.

Shareholders’ equity remains strong; it grew $75 million during the year. Approximately $58 million of that growth was due to the stock issued to acquire Northern Savings. At June 30, 2006, equity as a percent of assets was 10.01%, up from 9.47% at June 30, 2005 and which was higher than at any quarter end during the year. There were no purchases of treasury stock during the current year although board authorization to repurchase shares is in place through March 2007 should the internal metrics for the acquisition of treasury shares be met.

Board Actions

At its regular meeting held July 18, 2006, the Board of Directors declared a per share cash dividend of $0.14 payable on August 10, 2006, to shareholders of record as of the close of business on July 27, 2006.

About First Place Financial Corp.

First Place Financial Corp., a $3.1 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 33 retail locations, 2 business financial service centers and 16 loan production offices through First Place Bank, Northern Savings & Loan Company and the Franklin Bank division of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page eight.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended June 30,		Percent Change	Year ended June 30,		Percent Change
(Dollars in thousands, except share data)	2006	2005		2006	2005
Interest income	$40,185	$33,133	21.3%	$149,053	$121,502	22.7%
Interest expense	19,934	13,994	42.4	70,639	49,490	42.7

Net interest income	20,251	19,139	5.8	78,414	72,012	8.9

Provision for loan losses	2,317	925	150.5	5,875	3,509	67.4

Net interest income after provision for loan losses	17,934	18,214	(1.5)	72,539	68,503	5.9

Noninterest income
Service charges	1,427	1,293	10.4	5,505	5,238	5.1
Net gains (losses) on sale of securities	2	(77)	N/M	(943)	91	N/M
Impairment of securities	—	—	—	—	(5,246)	(100.0)
Net gains on sale of loans	1,196	1,495	(20.0)	5,922	5,853	1.2
Gain on sale of loan servicing rights	290	—	N/M	1,841	—	N/M
Loan servicing income (loss)	221	(136)	(262.5)	1,302	38	N/M
Other income – bank	2,135	1,575	35.6	7,408	7,024	5.5
Other income – non-bank	2,101	1,922	9.3	7,950	6,881	15.5

Total noninterest income	7,372	6,072	21.4	28,985	19,879	45.8

Noninterest expense
Salaries and employee benefits	8,089	7,868	2.8	32,654	29,575	10.4
Occupancy and equipment	2,743	2,434	12.7	10,089	9,699	4.0
Professional fees	683	851	(19.7)	2,816	2,780	1.3
Loan expenses	777	823	(5.6)	2,716	2,419	12.3
Marketing	406	553	(26.6)	2,005	2,314	(13.4)
Merger, integration and restructuring	2,173	—	N/M	2,173	—	N/M
Franchise taxes	481	8	N/M	1,407	1,115	26.2
Amortization of intangible assets	886	964	(8.1)	3,655	3,880	(5.8)
Other	2,562	2,534	1.1	10,635	9,764	8.9

Total noninterest expense	18,800	16,035	17.2	68,150	61,546	10.7

Income before income taxes	6,506	8,251	(21.1)	33,374	26,836	24.4
Provision for income taxes	2,001	2,296	(12.8)	10,330	7,898	30.8

Net income	$4,505	$5,955	(24.3)%	$23,044	$18,938	21.7%

SHARE DATA:
Basic earnings per share	$0.31	0.41	(24.4)%	$1.58	1.32	19.7%
Diluted earnings per share	$0.30	0.41	(26.8)	$1.55	1.30	19.2
Cash dividends per share	$0.14	0.14	—	$0.56	0.56	—
Average shares outstanding - basic	14,703,935	14,399,184	2.1	14,564,909	14,387,179	1.2
Average shares outstanding - diluted	14,950,054	14,606,810	2.3	14,821,366	14,623,019	1.4

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	June 30, 2006 (Unaudited)	Mar 31, 2006 (Unaudited)	Dec 31, 2005 (Unaudited)	Sept 30, 2005 (Unaudited)	June 30, 2005
ASSETS
Cash and due from banks	$72,906	$60,513	$70,153	$64,759	$52,549
Interest-bearing deposits in other banks	4,605	4,600	—	—	—
Securities available for sale	302,994	266,170	286,864	294,763	296,314
Loans held for sale	154,799	59,015	83,754	138,939	145,053
Loans
Mortgage and construction	1,123,911	916,479	884,123	807,745	806,294
Commercial	856,129	789,992	775,782	742,511	715,903
Consumer	370,744	358,004	345,643	330,177	308,924

Total loans	2,350,784	2,064,475	2,005,548	1,880,433	1,831,121
Less allowance for loan losses	22,319	20,170	19,617	19,194	18,266

Loans, net	2,328,465	2,044,305	1,985,931	1,861,239	1,812,855
Federal Home Loan Bank stock	32,616	27,518	31,281	30,922	30,621
Premises and equipment, net	35,485	25,428	24,128	22,354	21,367
Goodwill	88,009	56,207	55,173	55,173	55,076
Core deposit and other intangibles	17,405	12,525	13,413	14,337	15,282
Other assets	75,926	90,874	75,834	77,806	69,826

Total assets	$3,113,210	$2,647,155	$2,626,531	$2,560,292	$2,498,943

LIABILITIES
Deposits
Non-interest bearing checking	$224,738	$223,647	$251,624	$228,642	$235,840
Interest bearing checking	140,752	117,586	122,219	118,667	110,774
Savings	242,178	205,284	196,754	193,052	195,203
Money market	511,482	442,061	450,746	452,478	441,134
Certificates of deposit	941,597	759,784	743,738	762,066	726,388

Total deposits	2,060,747	1,748,362	1,765,081	1,754,905	1,709,339
Securities sold under agreements to repurchase	44,013	39,911	39,095	38,377	36,946
Borrowings	603,906	515,016	482,944	430,752	455,206
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	61,857	61,857	61,857	30,929
Other liabilities	31,113	29,992	32,363	32,932	29,867

Total liabilities	2,801,636	2,395,138	2,381,340	2,318,823	2,262,287
SHAREHOLDERS’ EQUITY	311,574	252,017	245,191	241,469	236,656

Total liabilities and shareholders equity	$3,113,210	$2,647,155	$2,626,531	$2,560,292	$2,498,943

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the Year ended June 30,
(Dollars in thousands except per share data)	6/30/06 4th Qtr FY 2006	3/31/06 3rd Qtr FY 2006	12/31/05 2nd Qtr FY 2006	9/30/05 1st Qtr FY 2006	6/30/05 4th Qtr FY 2005

						2006	2005
EARNINGS (GAAP)
Tax equivalent net interest income	$20,565	19,305	19,876	19,650	19,358	79,396	72,893
Net interest income	$20,251	19,080	19,652	19,431	19,139	78,414	72,012
Provision for loan losses	$2,317	1,013	1,190	1,355	925	5,875	3,509
Noninterest income	$7,372	7,904	6,807	6,902	6,072	28,985	19,879
Noninterest expense	$18,800	16,749	16,535	16,066	16,035	68,150	61,546
Net income	$4,505	6,326	6,046	6,167	5,955	23,044	18,938
Basic earnings per share	$0.31	0.43	0.42	0.43	0.41	1.58	1.32
Diluted earnings per share	$0.30	0.43	0.41	0.42	0.41	1.55	1.30

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.67%	0.98%	0.93%	0.96%	0.96%	0.88%	0.79%
Return on average equity	7.02%	10.30%	9.86%	10.23%	10.18%	9.32%	8.29%
Return on average tangible assets	0.69%	1.00%	0.95%	0.99%	0.99%	0.91%	0.82%
Return on average tangible equity	9.64%	14.22%	13.77%	14.46%	14.63%	12.96%	12.15%
Net interest margin, fully tax equivalent	3.29%	3.17%	3.33%	3.35%	3.35%	3.29%	3.33%
Efficiency ratio	67.29%	61.56%	61.97%	60.51%	63.05%	62.88%	66.34%
Noninterest expense as a percent of average assets	2.79%	2.58%	2.54%	2.51%	2.58%	2.61%	2.58%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$4,505	6,326	6,046	6,167	5,955	23,044	18,938
Other than temporary impairment of securities, net of tax	$—	—	—	—	—	—	3,410
Tax-free proceeds from executive life insurance policy	$—	—	—	—	—	—	(1,005)
Merger, integration and restructuring, net of tax	$1,413	—	—	—	—	1,413	—
Core earnings	$5,918	6,326	6,046	6,167	5,955	24,457	21,343

CORE EARNINGS
Core earnings	$5,918	6,326	6,046	6,167	5,955	24,457	21,343
Basic core earnings per share	$0.40	0.43	0.42	0.43	0.41	1.68	1.48
Core diluted earnings per share	$0.40	0.43	0.41	0.42	0.41	1.65	1.46

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.88%	0.98%	0.93%	0.96%	0.96%	0.94%	0.89%
Core return on average equity	9.22%	10.30%	9.86%	10.23%	10.18%	9.89%	9.36%
Core return on average tangible assets	0.90%	1.00%	0.95%	0.99%	0.99%	0.96%	0.92%
Core return on average tangible equity	12.66%	14.22%	13.77%	14.46%	14.63%	13.76%	13.70%
Core net interest margin, fully tax equivalent	3.29%	3.17%	3.33%	3.35%	3.35%	3.29%	3.33%
Core efficiency ratio	59.52%	61.56%	61.97%	60.51%	63.05%	60.87%	63.44%
Core noninterest expense as a percent of average assets	2.47%	2.58%	2.54%	2.51%	2.58%	2.53%	2.58%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the Year ended June 30,
	6/30/06 4th Qtr FY 2006	3/31/06 3rd Qtr FY 2006	12/31/05 2nd Qtr FY 2006	9/30/05 1st Qtr FY 2006	6/30/05 4th Qtr FY 2005
(Dollars in thousands except per share data)						2006	2005
CAPITAL
Equity to total assets at end of period	10.01%	9.52%	9.34%	9.43%	9.47%	10.01%	9.47%
Tangible equity to tangible assets	6.85%	7.11%	6.90%	6.90%	6.85%	6.85%	6.85%
Book value per share	$17.87	16.65	16.24	16.02	15.75	17.87	15.75
Tangible book value per share	$11.83	12.11	11.70	11.41	11.07	11.83	11.07
Period-end market value per share	$23.01	24.80	24.05	22.17	20.09	23.01	20.09
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14	0.56	0.56
Common stock dividend payout ratio	46.67%	32.56%	34.15%	33.33%	34.15%	36.13%	43.08%
Period-end common shares outstanding (000)	17,433	15,136	15,096	15,077	15,026	17,433	15,026
Average basic shares outstanding (000)	14,704	14,565	14,519	14,473	14,417	14,565	14,387
Average diluted shares outstanding (000)	14,950	14,841	14,780	14,710	14,639	14,821	14,623

ASSET QUALITY
Net charge-offs (recoveries)	$694	460	767	427	547	2,348	1,771
Annualized net charge-offs (recoveries) to average loans	0.13%	0.09%	0.16%	0.09%	0.12%	0.12%	0.11%
Nonperforming loans (NPLs)	$16,771	16,117	13,419	15,326	12,605	16,771	12,605
NPLs as a percent of total loans	0.71%	0.78%	0.67%	0.82%	0.69%	0.71%	0.69%
Nonperforming assets (NPAs)	$20,695	19,940	16,294	18,443	15,611	20,695	15,611
NPAs as a percent of total assets	0.66%	0.75%	0.62%	0.72%	0.62%	0.66%	0.62%
Allowance for loan losses	$22,319	20,170	19,617	19,194	18,266	22,319	18,266
Allowance for loan losses as a percent of loans	0.95%	0.98%	0.98%	1.02%	1.00%	0.95%	1.00%
Allowance for loan losses as a percent of NPLs	133.08%	125.15%	146.19%	125.24%	144.91%	133.08%	144.91%

MORTGAGE BANKING
Mortgage originations	$329,600	270,400	339,100	419,900	394,700	1,359,000	1,386,800
Net gains on sale of loans	$1,196	1,391	1,452	1,883	1,495	5,922	5,853
Mortgage servicing portfolio	$1,627,595	1,485,629	2,446,605	2,302,874	2,100,689	1,627,595	2,100,689
Mortgage servicing rights	$16,167	14,759	24,448	23,250	21,013	16,167	21,013
Mortgage servicing rights valuation (loss) recovery	$(95)	257	107	247	(126)	516	(341)
Mortgage servicing rights / Mortgage servicing portfolio	0.99%	0.99%	1.00%	1.01%	1.00%	0.99%	1.00%

END OF PERIOD BALANCES
Assets	$3,113,210	2,647,155	2,626,531	2,560,292	2,498,943	3,113,210	2,498,943
Deposits	$2,060,747	1,748,362	1,765,081	1,754,905	1,709,339	2,060,747	1,709,339
Shareholders’ equity	$311,574	252,017	245,191	241,469	236,656	311,574	236,656
Tangible shareholders’ equity	$206,160	183,285	176,605	171,959	166,298	206,160	166,298

AVERAGE BALANCES
Loans	$2,115,447	2,036,257	1,952,498	1,850,254	1,795,003	1,988,006	1,679,814
Loans held for sale	$71,541	84,698	115,185	171,109	173,527	110,882	135,731
Earning assets	$2,497,241	2,436,108	2,389,805	2,345,365	2,309,944	2,416,806	2,186,401
Assets	$2,703,370	2,630,097	2,582,202	2,536,719	2,492,498	2,612,757	2,389,599
Deposits	$1,784,940	1,738,856	1,763,597	1,737,768	1,690,508	1,756,307	1,605,541
Shareholders’ equity	$257,467	249,155	243,175	239,182	234,685	247,206	228,315
Tangible shareholders’ equity	$187,522	180,362	174,145	169,240	163,338	177,777	155,808